AGREEMENT

This Agreement is made and entered into this 4th day of April, 2002, by and between 329 PARTNERS-II LIMITED PARTNERSHIP (hereinafter referred to as "329") and HAROLD'S STORES, INC. (hereinafter referred to as "Harold's").

W I T N E S S E T H:

For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. Recitations. 329 leases and/or subleases to Harold's the property having a street address of 329 W. Boyd, Norman, Oklahoma, and which includes the current stores operated as Harold's Men's Store, Harold's Women's Store, Kern's, Café Plaid and parking areas lying between Buchanan on the east, Harold's Outlet Store on the west, the former Collegiate Square on the north and the building on the leased premises on the south (the "Parking Lot"). The property is leased in accordance with a Lease Agreement dated May 1, 1996, as amended by an Amendment to Lease Agreement dated June 28, 1996, copies of which are attached hereto and marked Exhibits A and B, respectively (the "Main Store Lease").

329 also leases to Harold's the property having a street address of 575 South University Boulevard, Norman, Oklahoma, which is operated as the Harold's Outlet Store, pursuant to that certain Lease Agreement of May 31, 1996, and First Amendment to Lease Agreement dated December 30, 1997, and Lease Modification Agreement dated June 20, 2001 (together, the "Outlet Lease").

Harold's, with the consent of 329, has subleased two portions of the Premises covered by the Main Store Lease; one to Kern Properties, Inc., in accordance with a Lease Agreement dated August 26, 1999, a copy of which is attached hereto and marked Exhibit C (the "Kern's Lease"), and one to The Corner Properties, Inc.("Corner"), d/b/a/ Café Plaid, dated August 30, 1995, as amended by an Extension Agreement dated December 5, 2000, copies of which are attached hereto and marked Exhibits D and E, respectively (the "Café Plaid Lease").

Harold's has maintained the Parking Lot and licensed customers in the area depicted on Exhibit F hereto (the "Shopping Center") to use the Parking Lot for its customers by providing the merchants with tokens.

The parties desire to formalize issues related to the Parking Lot, and to amend the provisions of the Main Store Lease and Outlet Lease, as provided herein.

2. Amendment of Main Store Lease. The Main Store Lease is amended as follows:

2.1 Deletion of Kern's; Continuing Access. As of the Effective Date, the portion of the Premises subleased to Kern Properties, Inc., in accordance with the Kern's Lease, is deleted from the Main Store Lease. Harold's shall deliver the Kern's security deposit to 329. 329 hereby assumes all of the obligations of Harold's, as Landlord under the terms of the Kern's Lease, and agrees to indemnify and hold Harold's harmless from any claims thereon. The parties acknowledge and agree that there is currently a doorway between the space occupied under the Kern's Lease and Harold's retail clothing operation to the south. Subject to the mutual right of Harold's and 329 to permanently close such doorway as set forth hereinafter, 329 hereby agrees that as long as the doorway between the Kern's space and Harold's space exists, Harold's shall have the right, without any further consent of 329, to enter into an agreement with any tenant then occupying the Kern's space to keep the doorway open during mutually acceptable business hours and, during such hours, to allow Harold's customers to enter and exit through the Kern's space rear door from the parking lot and to have access to all restroom facilities located in the Kern's space. Notwithstanding the foregoing, 329 and Harold's shall each have the continuing right to permanently close the doorway between the Kern's space and the Harold's space and to erect a wall between said spaces upon thirty (30) days advance written notice to the other party. In the event either party elects to permanently close the doorway and erect a wall between the two (2) spaces, such wall shall be constructed of sheetrock and completed on both sides with a trim, texture and finish consistent with surrounding walls thereto, and the cost thereof shall be paid solely by the electing party; provided, however, in the event either party wishes to upgrade the foregoing construction method or finish of such wall, such party shall pay the price differential associated with the upgrade. In the event of a permanent closure of the doorway, Harold's shall retain all rights in and to the ownership and possession of the existing iron gateway and wood and iron railing between the two (2) spaces.

2.2 Deletion of Café Plaid. As of the Effective Date, the portion of the Premises subleased to Corner, in accordance with the Café Plaid Lease, is deleted from the Main Store Lease, and the Café Plaid Lease is terminated. The parties acknowledge and agree that there is currently a doorway between the space occupied under the Café Plaid Lease and Harold's retail clothing operation to the east. Subject to the mutual right of Harold's and 329 to permanently close such doorway as set forth hereinafter, 329 hereby agrees that as long as the doorway between the Café Plaid space and Harold's space exists, Harold's shall have the right, without any further consent of 329, to enter into an agreement with any tenant then occupying the Café Plaid space to keep the doorway open during mutually acceptable business hours and, during such hours, to allow Harold's customers to enter and exit through the Café Plaid space rear door from the parking lot and to have access to all restroom facilities located in the Café Plaid space. Notwithstanding the foregoing, 329 and Harold's shall each have the continuing right to permanently close the doorway between the Café Plaid space and the Harold's space and to erect a wall between said spaces upon thirty (30) days advance written notice to the other party. In the event either party elects to permanently close the doorway and erect a wall between the two (2) spaces, such wall shall be constructed of sheetrock and completed on both sides with a trim, texture and finish consistent with surrounding walls thereto, and the cost thereof shall be paid solely by the electing party; provided, however, in the event either party wishes to upgrade the foregoing construction method or finish of such wall, such party shall pay the price differential associated with the upgrade..

2.3 Article III is deleted, and the following inserted in its stead:

ARTICLE III

Rent and Other Charges

3.1 Base Rent. Tenant shall pay Landlord annual rent ("Annual Rent") in the amount of $8.00 per square foot of Net Rentable Area (as defined in Section 3.5 hereof), which Annual Rent shall be payable in equal monthly installments commencing on the Effective Date, and on the first day of each month thereafter during the term of the Lease ("Base Rent").

3.2 Percentage Rent. As used herein, the term "Breakpoint" with respect to any calendar year during the term of the Lease shall be defined as a fraction, the numerator of which is the Annual Rent and, the denominator of which is four percent (4%). In addition to Base Rent, Tenant shall pay Landlord four percent (4%) of the annual gross sales from the Premises in excess of the Breakpoint. Payment of such percentage rent shall be made monthly after the Breakpoint is reached for the year. For the purposes of the computation of percentage rent under this revised provision, a lease year shall commence on the Effective Date, and terminate twelve months thereafter, with percentage rent being prorated for the months remaining in the final year of the lease term.

The term "gross sales", as used herein, shall mean the gross amount received by Tenant from all sales from the Premises (not including sales filled from other stores). The following items shall be excluded from gross sales: (i) exchange of merchandise between the stores; (ii) returned goods; (iii) cash or credit refunds to customers; (iv) sale of fixtures; (v) gift certificates until redeemed; (vi) sale of inventory not in the ordinary course of business; (vii) sales to employees at a discount (not to exceed three percent of the annual gross sales); (viii) sales tax; (ix) interest on credit sales; (x) credit card fees; and (xi) insurance proceeds.

At the time Tenant makes its rental payment, it shall provide Landlord with a statement certified by an authorized representative of Tenant to be correct, certifying the amount of the gross sales from the Premises to date. Landlord shall be entitled to audit the records of Tenant annually, and, if the gross sales of Tenant are determined to be in error, the amount of the error shall be adjusted between the parties. If the audit determines greater than a three percent shortage in reporting gross sales, Tenant shall pay for the audit.

3.3 Common Area Maintenance. In addition to Base Rent, and commencing on the Effective Date, Tenant shall pay to the Landlord a common area maintenance charge, established by the Landlord for the Premises (the "CAM Charge"), in the annual amount of $1.00 per square foot of Net Rentable Area in the Premises, which annual amount shall be paid in equal monthly installments. In the event and at such time as Landlord establishes a promotional and marketing program for the Shopping Center, Landlord shall be entitled to apply ten cents ($.10) per square foot of Net Rentable Area of the annual CAM Charge toward such promotional and marketing program for Tenant's participation in such program. The CAM Charge shall be subject to the annual adjustment set forth in Section 3.4. Landlord shall use the funds to pay the operating expenses of the Shopping Center, including, but not limited to, the following:

(A) Rent paid to owners of parking lots providing parking for customers of Tenant and other businesses in the Shopping Center and all repairs and maintenance for all parking lots available for Tenant's customers, whether public or private. Such responsibilities shall include snow and ice removal from parking lots, drives and sidewalks as well as the repair and replacement of all parking lot control gates, and providing parking tokens for Harold's customers.

(B) Salaries and wages of all employees engaged in the operation, maintenance and security of the Shopping Center, including taxes, insurance and benefits relating thereto.

(C) All supplies and materials used in the operation, maintenance and security of the Shopping Center.

(D) Costs to Landlord (but not to other tenants) of all utilities for the Shopping Center, including the cost of water, power and lighting.

(E) Costs of all maintenance and service agreements for the Shopping Center and the equipment therein.

(F) Cost of all insurance relating to the parking lots and other common areas located in the Shopping Center.

(G) Cost of repairs and general maintenance of the common areas in the Shopping Center, including graffitti removal except from the face of the building occupied by Tenant.

(H) Cost of capital improvement items for the common areas.

(I) Cost of landscaping and sidewalk maintenance in the Shopping Center to include replacement of all dead shrubs, trees, etc. and seasonal plantings.

(J) Any and all other expenses paid in connection with the maintenance, operation and security of the Shopping Center including, without limitation, parking and sidewalk lights, poles and fixtures not attached to the building occupied by Tenant, and exterior clocks and telephone booths.

(K) Landlord's administrative and management fees for the management of the Shopping Center.

The maintenance standard for the Parking Lot and the sidewalks adjacent to the Premises shall be that which has been established by the Tenant's maintenance of these properties prior to the Landlord assuming control and Tenant's representative shall meet with Landlord's representative within the next two (2) weeks to further clarify such maintenance standard. In the event the Tenant has a complaint in regard to the discharge by Landlord of its obligations to maintain the Parking Lot and the other Common Areas in the Shopping Center, it shall give Landlord written notice specifying the performance failure. Landlord shall have thirty (30) days to correct the defect in performance. If Landlord fails to do so, Tenant may perform the work and set off the cost thereof, together with an administrative fee of ten percent (10%), against the CAM Charge otherwise due under the Lease. This paragraph shall also apply to the Outlet Lease.

3.4 Adjustment of CAM Charge. At the end of each lease year, the CAM Charge shall be adjusted to account for changes in the Consumer Price Index. Such adjustment shall be made by adding the CAM Charge to the sum determined by multiplying the initial CAM Charge by the percentage that the Consumer Price Index for the anniversary date has increased over the Consumer Price Index for April, 2002; provided, however, in no year shall the CAM Charge increase by more than 5% from the previous year's CAM Charge. In further consideration for such payment, and in consideration for the parking lots on the Premises being made available for customer parking for all other businesses located in the Campus Corner Historic District, 329 shall permit Harold's customers to park in all parking lots maintained by 329 in the Campus Corner Historic District. For the purposes hereof, Consumer Price Index shall mean the Consumer Price Index, Dallas-Ft. Worth, Texas, All Urban Consumers, all items (base index year 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index shall become unavailable, Landlord shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by another government agency; if no index shall be available, then a comparable index published by a major financial institution, University or a recognized financial publication.

3.5 Net Rentable Area. The term "Net Rentable Area", as used herein, shall refer to the area calculated within the boundaries defined by any exterior building walls bounding the Premises (measured to the outside surface of the outer glass walls and the midpoint of outer finished column walls), the centerline of any common wall separating the Premises from areas leased or to be leased to other tenants, and the exterior of any walls separating the Premises from any public corridors or other common areas. The Landlord and Tenant hereby agree that, within two (2) weeks of the date hereof, architect Rick McKinney shall be engaged to calculate the Net Rentable Area of the Premises in accordance with the foregoing calculation method and submit to the parties a letter setting forth the amount of the square footage calculated as the Net Rentable Area of the Premises, which letter shall be signed by the Landlord and Tenant and attached hereto and marked as Exhibit G and be binding on Landlord and Tenant for all purposes. The costs associated with the architect's calculation of the Net Rentable Area of the Premises shall be shared equally by Landlord and Tenant.

3.6 Utility Division. The parties agree to mutually select and pay for an electrical contractor to separately meter the Premises and Café Plaid, in order to avoid a proration of electrical usage charges.

3.7 HVAC Division. The parties agree to mutually select and pay for a plumbing and electrical contractor to re-plumb and re-wire the Premises, so that the HVAC servicing Kern's no longer services the Premises.

3.8 Rear Entrance; Exterior Stairs. Within two (2) weeks after the date hereof, Landlord and Tenant shall jointly engage architect Rick McKinney to prepare plans for the addition of a rear (north side) entrance door from the Parking Lot to the Premises and, for the reconfiguration and reconstruction of the existing exterior staircase located at the rear (north side) of the Premises. Upon completion of the plans, the parties agree to immediately obtain bids from at least three (3) contractors and select the lowest bidder to reconfigure and construct a new exterior staircase to the rear of the Premises. All costs of the plans and construction of the new staircase shall be shared equally by Landlord and Tenant. In the event Tenant subsequently determines it is advisable or necessary to construct the additional rear doorway from the Premises to the Parking Lot due to the unavailability of use by Harold's of existing doors to the parking lot through the Kern's Lease space and the Café Plaid Lease space, the parties agree to obtain bids therefor from at least three (3) contractors and select the lowest bidder to construct the new doorway, the cost of which shall be shared equally by Landlord and Tenant.

3.9 Maintenance of Exterior Stairs and Gutters. Landlord shall be responsible for the ongoing maintenance and repair of all stairs and rain gutters located on the exterior of Premises.

3. Parking Lot Amendments. The Main Store Lease and the Outlet Lease are amended as of the Effective Date to conform to the present practice of permitting customers of other tenants in the Shopping Center to park in the Parking Lots, and to relieve the Tenant from maintaining the adjacent sidewalks and adjoining Parking Lots as follows:

3.1 Release of Maintenance Responsibility. In consideration of Tenant's agreement to pay the CAM Charge, the obligation of the Tenant under Section 6.1 of the Main Store Lease and the Outlet Lease to maintain the adjoining sidewalks and Parking Lot is released, and Landlord assumes responsibility for all repair and maintenance as set forth in Section 3.3 of the Main Store Lease.

3.2 Shared Parking. In consideration for Landlord providing additional parking spaces within the Shopping Center accessible by Tenant's customers, Tenant agrees that the Parking Lot may be used by customers (not employees) of other tenants within the Shopping Center. Notwithstanding the foregoing, such provision shall not apply on Oklahoma University football game days and for Tenant's special events, at which time Tenant shall be permitted exclusive access to the Parking Lots.

4. Effective Date. The effective date of the provisions of this Agreement shall be April 1, 2002.

5. Other Provisions. All other provisions of the Main Store Lease and Outlet Lease not specifically modified herein shall remain in full force and effect. In the event of any inconsistency between the terms and provisions of this Agreement and the Main Store Lease and the Outlet Lease, the terms and provisions of this Agreement shall control.

6. Brokerage; Attorney's Fees. Harold's shall pay Equity Realty, Inc. a fee of $4,837.50 for the negotiation of the lease termination relating to the Café Plaid Lease space and the Kern's Lease space. Except as expressly set forth herein, Harold's shall have no further obligation to pay Equity Realty, Inc. or any other person a brokerage fee relating to this or any other matter. All attorney's fees incurred in connection with the negotiation and preparation of this Agreement shall be shared equally by 329 and Harold's.

7. Binding Effect. The provisions of this Agreement shall inure to the benefit of and bind the executors, administrators, successors, heirs and legal representatives of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

"329" 329 PARTNERS-II LIMITED PARTNERSHIP

By: 329 Holdings, L.L.C., General Partner

By:

H. Rainey Powell, CEO Manager

"HAROLD'S" HAROLD'S STORES, INC.

By:

Authorized Representative

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